Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS NOTE AND ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES AND THE SECURITIES ISSUED UPON EXERCISE HEREOF MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, NOR MAY THIS NOTE BE EXERCISED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

CONVERTIBLE PROMISSORY NOTE

San Diego, California	July 10, 2007

FOR VALUE RECEIVED, Nascent Wine Company, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Francesca Wright de Cowal (the “Holder”), in lawful money of the United States at the following address of the Holder, c/o Grupo Sur Promociones de Mexico, Lago Bolsena #209, Los Manzanos, C.P 11460, Mexico, D.F., the principal amount of THREE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S.$3,500,000.00) (the “Principal Amount”), together with Interest (as defined in Section 2).  This Promissory Note (“Note”) has been executed by the Company on the date set forth above (the “Effective Date”).  This Note is one of the Convertible Notes issued on the Effective Date pursuant to the Stock Purchase Agreement, dated as of the date hereof, by and among the Company, the sellers set forth on Schedule A thereto and Grupo Sur Promociones de Mexico, S.A. de C.V. (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

1.                                       Maturity Date.  Unless this Note is earlier accelerated, prepaid or converted as set forth below, the Company will pay the Principal Amount and all accrued but unpaid Interest (as defined in Section 2) thereon in two separate payments as follows: (i) on June 30, 2008, the Company will pay an amount equal to ONE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S.$1,5000,000); and (ii) on December 31, 2008 (the “Maturity Date”), the Company will pay an amount equal to TWO MILLION U.S. DOLLARS (U.S.$2,000,000.00) plus all accrued but unpaid Interest on the Principal Amount.

2.                                       Interest.  The outstanding Principal Amount shall bear simple interest (“Interest”) at the rate of 6% per annum (calculated on the basis of the actual number of days elapsed in a 365-day year).

3.                                       Application of Payments.

3.1.                              Except as otherwise expressly provided herein, each payment under this Note shall be applied (i) first to the repayment of any reasonable expenses incurred by the Holder in enforcing the terms of this Note, (ii) then to the payment of Interest and (iii) then to the reduction of the Principal Amount.

3.2.                         Upon payment in full of the Principal Amount and applicable accrued and unpaid Interest thereon or the conversion of such amount pursuant to Section 5, this Note shall be marked “Paid in Full” and returned to the Company.

4.                                       Prepayment.  The Company may prepay all or any portion of this Note (including the Principal Amount and any accrued Interest thereon) at any time or times without the prior written consent of the Holder and without premium or penalty.

5.                                       Note Conversion.

5.1.                         Conversion.  At any time on or prior to the Maturity Date, Holder may from time to time elect to convert all, or any part, of the outstanding Principal Amount and all accrued but unpaid Interest thereon into shares of the common stock of the Company (the “Common Stock”) at a conversion price per share of Common Stock equal to U.S.$0.83 (the “Conversion Price”).  In the event of a reorganization, recapitalization, stock dividend or stock split or combination or other change in the Common Stock, the Company shall, in order to prevent the dilution or enlargement of the conversion rights hereunder, make such adjustments to the Conversion Price as shall be determined to be appropriate and equitable.

5.2.                         Conversion Procedure.

5.2.1                    Notice of Conversion.  If the Holder elects to convert this Note pursuant to Section 5.1, the Holder shall deliver to the Company written notice of its conversion (“Conversion Notice”) at least five (5) Business Days (but no more than 30 days) prior to the date of such conversion.  The Conversion Notice shall set forth (i) the Principal Amount of this Note and the amount of accrued Interest that the Holder intends to convert, (ii) the date on which such conversion will occur, and (iii) the name or names to appear on the certificate(s) representing the shares and the number of shares for each certificate if more than one is to be issued.  All amounts converted shall be applied first to any accrued Interest and then to the reduction of the Principal Amount.

5.2.2                    Delivery of Stock Certificates.  As promptly as practicable after the conversion of this Note, the Company will issue and deliver to the Holder a certificate(s) for the number of full shares of Common Stock issuable upon such conversion.

5.2.3                    Delivery of Replacement Note. Upon the conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company.  If the Holder only converts a portion of the amount outstanding under this Note, as promptly as practicable after the conversion of that portion of this Note, the Company will issue and deliver to the Holder a new promissory note (in the form of this Note) with a new Principal Amount, and the Company shall be forever released from all its obligations and liabilities under this Note.

5.2.4                    Fractional Shares.  No fractional shares of the Company’s Common Stock shall be issued upon conversion of this Note.  In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number of shares.

6.                                       Transfer.  This Note may not be transferred by the Holder at any time without the prior written consent of the Company.  In the event of any transfer of this Note or the Common Stock into which this Note may be converted, the Holder agrees to comply with applicable U.S. federal and state securities laws.

7.                                       Events of Default.  The occurrence of any of following events (each an “Event of Default”), not cured in the applicable cure period, if any, shall constitute an Event of Default of the Company:

7.1.                         a material breach of any agreement, covenant, payment obligation or other provision of this Note, which, if capable of being cured, is not cured within ten (10) Business Days following written notice thereof from the Holder to the Company; or

7.2.                         (i) the application for the appointment of a receiver or custodian for the Company or the property of the Company, (ii) the entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against the Company, or (iv) the Company becomes insolvent.

Upon the occurrence of any Event of Default that is not cured within any applicable cure period, the Holder may elect, by written notice delivered to the Company, to take any or all of the following actions: (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid Principal Amount, together with all accrued and unpaid Interest thereon, and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any of the Note to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and during the continuation of an Event of Default.

8.                                       Reduction of Obligations.  The obligations payable by the Company to the Holder under this Note are subject to reduction for certain amounts as provided in Section 2.5 of the Purchase Agreement.

9.                                       Miscellaneous.

9.1                            Legend.  Any certificate representing shares of the Company’s Common Stock issued upon conversion of this Note or otherwise issued hereunder shall be stamped or otherwise imprinted with a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933

ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES AND THE SECURITIES ISSUED UPON EXERCISE HEREOF MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, NOR MAY THIS NOTE BE EXERCISED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

9.2                            Note Holder Not Shareholder.  This Note does not confer upon the Holder any right to vote or to consent to or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the conversion hereof.

9.3                            Governing Law.  This Note shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

9.4                            Waiver and Amendment.  Any term of this Note may be amended, waived or modified only with the written consent of the Company and the Holder.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name on the Effective Date.

NASCENT WINE COMPANY, INC.

By:	/s/ Sandro Piancone
Sandro Piancone
Chief Executive Officer